Exhibit 99.1

PEOPLESOFT ANNOUNCES ADDITIONAL
INFORMATION ON THIRD QUARTER 2004 RESULTS

License Revenue Expected to be Between
$155 Million and $165 Million

PLEASANTON, Calif. – October 4, 2004 – PeopleSoft Inc. (Nasdaq: PSFT) today provided additional information about its third quarter license revenue and announced preliminary financial results for the quarter ended September 30, 2004. The Company expects total license revenues in the range of $155 million to $165 million with total revenue to be in the range of $680 million to $695 million.

In Q3, the Company recorded 34 transactions with license revenue in excess of $1 million including one transaction exceeding $10 million. This compares with 23 transactions over $1 million in the previous quarter.

The Company reported it added more than 150 new customers during the third quarter representing more than 30 percent of total license revenue. Average selling price for new customers was $454,000, up from $346,000 in the second quarter of 2004.

The Company expects to report pro forma earnings per share of $0.13 to $0.14 and GAAP earnings per share of $0.03 to $0.04.

“We’re proud of our Q3 accomplishments,” said Phil Wilmington, Co-President. “Winning new customers, increasing average selling price and strong performance in North America and Europe were the cornerstones of our quarter.”

“PeopleSoft continues to demonstrate strong operational performance with solid profits and cash flow, and DSO in the low 50 day range,” said Kevin Parker, Co-President and CFO. “We’re entering the fourth quarter with a healthy pipeline and a Company that continues to prove it can execute.”

As previously announced, in Q3 the Company completed a $50 million transaction with Mexico’s Tax Administration Service. The project includes revenue from software license, professional services, and maintenance fees, and will be recognized over a 24-month period. The amount of license revenue recognized in Q3 was insignificant.

Final results and additional information regarding the Company’s third quarter results will be released later this month.

Non-GAAP Financial Measures

The Company utilizes non-GAAP financial measures in analyzing financial results because they are useful to investors and management in evaluating the Company’s ongoing operational performance. These financial measures facilitate making period-to-period comparisons exclusive of the impact of certain events, such as the acquisition of J.D. Edwards, other restructuring charges, the costs directly associated with responding to

Oracle’s hostile tender offer, executive separation charges and charges for sublease impairment which events might otherwise obscure the results of our core business when compared to our competitors or our own historical performance. In addition, presentation of these non-GAAP financial measures enables investors to evaluate the Company’s performance under both the GAAP and pro forma measures that management and the Board of Directors use to evaluate the Company’s performance.

Where non-GAAP financial measures have been included in this press release, the Company has reconciled the GAAP to the non-GAAP measures in the table below. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

The following table reconciles the non-GAAP earnings per share to GAAP earnings per share:

Q3 04 EPS
Pro Forma	$0.13 to 0.14
Impairment charge for sublease settlement	$(0.01)
Separation charges for former CEO	(0.02)
Revenue impact of deferred maintenance write-down	(0.01)
Restructuring charges	(0.01)
Oracle Costs	(0.01)
Amortization of capitalized software and intangible assets	(0.04)
GAAP	$0.03 to 0.04

About PeopleSoft

PeopleSoft (Nasdaq: PSFT) is the world’s second largest provider of enterprise application software with 12,400 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

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PeopleSoft and the PeopleSoft logo are registered trademarks of PeopleSoft, Inc. All other Company and product names may be trademarks of their respective owners. Copyright © 2004 PeopleSoft, Inc. All rights reserved.

Forward-Looking Statements

This press release may contain forward-looking statements that state PeopleSoft’s intentions, beliefs, expectations, or predictions for the future. You are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward-looking statements are only as of the date they are made and

PeopleSoft undertakes no obligation to update or revise them. The specific forward-looking statements relate to such matters as the impact of PeopleSoft’s combination with J.D. Edwards including the integration, the profitability of our international operations, and the combined Company’s projected financial performance. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the PeopleSoft’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: our ability to successfully complete the integration of J.D. Edwards into PeopleSoft and to achieve anticipated synergies; the costs and disruption to our business arising from the Oracle tender offer; economic and political conditions in the U.S. and abroad; the ability to complete and deliver products and services within currently estimated time frames and budgets; the ability to manage expenses effectively; the ability to achieve revenue from products and services that are under development; competitive and pricing pressures; and other risks referenced from time to time in PeopleSoft’s filings with the Securities and Exchange Commission. Please refer to PeopleSoft’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q for more information on the risk factors that could cause actual results to differ.

Contacts:
Bob Okunski
Investor Relations
PeopleSoft
(877) 528-7413
bob_okunski@peoplesoft.com

Steve Swasey
Public Relations
PeopleSoft
(925) 694-5230
steve_swasey@peoplesoft.com